Exhibit 3.1

CERTIFICATE OF MERGER

OF

POWER-ONE MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

POWER-ONE, INC.

(a Delaware corporation)

Filed pursuant to Section 251 of the General Corporation Law of the State of Delaware

POWER-ONE, INC., a corporations organized under the laws of the State of Delaware, hereby certifies that:

FIRST:	The names and state of incorporation of each of the constituent entity to the merger are:

Name	Jurisdiction

Power-One Merger Sub, Inc. (“Merger Sub”)	Delaware

Power-One, Inc. (“Power-One”)	Delaware

SECOND:

An Agreement and Plan of Reorganization, dated June 11, 2010 (the “Reorganization Agreement”), by and among Merger-Sub, Power-One and New Power-One, Inc., a Delaware corporation, has been approved, adopted and executed by each of the constituent corporations to the mergers in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:	The name of the surviving corporation is Power-One, Inc. (the “Surviving Corporation”).

FOURTH:	The Certificate of Incorporation of Power-One as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:	The executed Reorganization Agreement is on file at a place of business of the Surviving Corporation located at 740 Calle Plano, Camarillo, California 93012.

SIXTH:	A copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH:	This Certificate of Merger shall become effective at 8:00 a.m. Eastern Time on June 14, 2010.

IN WITNESS WHEREOF, the undersigned, being an authorized person, has executed this Certificate of Merger on behalf of Power-One, Inc.

DATED:  June 11, 2010

POWER-ONE, INC.,

a Delaware corporation

By:	/s/ Tina D. McKnight
Name:	Tina D. McKnight
Title:	General Counsel and Secretary

CERTIFICATE OF MERGER

OF

POWER-ONE, INC.

(a Delaware corporation)

WITH AND INTO

NEW POWER-ONE, INC.

(a Delaware corporation)

Filed pursuant to Section 251 of the General Corporation Law of the State of Delaware

NEW POWER-ONE, INC., a corporations organized under the laws of the State of Delaware, hereby certifies that:

FIRST:	The names and state of incorporation of each of the constituent entity to the merger are:

Name	Jurisdiction

Power-One, Inc. (“Power-One”)	Delaware

New Power-One, Inc. (“New Power-One”)	Delaware

SECOND:

An Agreement and Plan of Reorganization, dated June 11, 2010 (the “Reorganization Agreement”), by and among Power-One, New Power-One and Power-One Merger Sub, Inc., a Delaware corporation, has been approved, adopted and executed by each of the constituent corporations to the mergers in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:	The name of the surviving corporation is New Power-One, Inc. (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the merger to be “Power-One, Inc.”.

FOURTH:

The Certificate of Incorporation of New Power-One as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation, except that as a result of the merger, Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to substitute the words “Power-One, Inc.” for the words “New Power-One, Inc.”.

FIFTH:	The executed Reorganization Agreement is on file at a place of business of the Surviving Corporation located at 740 Calle Plano, Camarillo, California 93012.

SIXTH:	A copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH:	This Certificate of Merger shall become effective at 8:01 a.m. Eastern Time on June 14, 2010.

IN WITNESS WHEREOF, the undersigned, being an authorized person, has executed this Certificate of Merger on behalf of New Power-One, Inc.

DATED:  June 11, 2010

NEW POWER-ONE, INC.,

a Delaware corporation

By:	/s/ Tina D. McKnight
Name:	Tina D. McKnight
Title:	Secretary

CERTIFICATE OF INCORPORATION

OF

NEW POWER-ONE, INC.

I, the undersigned, for purposes of incorporating and organizing a corporation under the Delaware General Corporation Law, do execute this Certificate of Incorporation and do hereby certify as follows:

First.  The name of the Corporation is New Power-One, Inc.

Second.  The name and address of the Corporation’s registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Third.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Fourth.

4.1           The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Three Hundred and Thirty Million (330,000,000) shares. Three Hundred Million (300,000,000) shares shall be Common Stock, each having a par value of $.001. Thirty Million (30,000,000) shares shall be Preferred Stock, each having a par value of $.001.

4.2           The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, by resolution or resolutions of the Board of Directors, from time to time to provide for the issuance of the shares of such Preferred Stock in one or more series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall be subject to conversion or exchange, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the type and amount of consideration per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights, if any, of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations, if any, of that series.

Fifth.  The name and mailing address of the Incorporator are as follows:

Louie Hopkins

c/o Gibson, Dunn & Crutcher LLP

333 S. Grand Avenue, 46th Floor

Los Angeles, California 90071

Sixth.  The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors, as more fully set forth in Article Eighth.

Seventh.  To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law. Any repeal or modification of this Article shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

Eighth.  The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than three or greater than nine. The term of office of each director elected at an annual meeting, or elected or appointed at any time in the period between annual meetings, shall expire at the next annual meeting of stockholders following such election or appointment. Each director elected or appointed shall serve until his successor shall be elected and qualify, or until his earlier death, resignation, removal or disqualification. A majority of the total directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director.

Ninth.  Subject to any rights granted in a designation to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of this Corporation must be effected at a duly called annual or special meeting of such holders. Such stockholder action may not be effected by any consent in writing by such holders, unless previously approved by a majority of the Board of Directors.

Tenth.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, there shall be required to amend, alter, change or repeal Articles Eighth, Ninth and this Article Tenth of the Corporation’s Certificate of Incorporation the affirmative vote of the holders of (i) at least 75% of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, and (ii) at least a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, exclusive of all voting stock of the Corporation beneficially owned, directly or indirectly, by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, alteration, change or repeal and to vote thereon the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class. Such affirmative vote shall be in addition to any class vote to which any class of stock may be entitled.

No bylaw of the Corporation affecting the number, qualification or classification of directors, their election or removal, or the filling of any vacancy in the Board of Directors, or any newly created directorship, and no bylaw affecting the calling of special meetings of the stockholders of the Corporation shall be altered, changed, amended or repealed except (A) by the affirmative vote of the holders of (i) at least 75% of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, and (ii) at least a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class, exclusive of all voting stock of the Corporation beneficially owned, directly or indirectly, by any corporation, person or entity which is, as of the record date for the determination of stockholders entitled to notice of such amendment, alteration, change or repeal and to vote thereon the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class or (B) by a resolution adopted by the affirmative vote of not less than 75% of the members of the whole Board of Directors of the Corporation.

Eleventh.  In addition to the other powers expressly granted by statute, subject to the provisions set forth in Article Tenth, the Board of Directors of the Corporation shall have the power to adopt, repeal, alter or amend the bylaws of the Corporation.

Twelfth.  Restrictions on Transfers

12.1  Definitions.  As used in this Article Twelfth, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to the Code or Treasury Regulations § 1.382-2T, or any portion thereof, shall include any successor provisions):

“5% Transaction” means any Transfer described in Section 12.2.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934 as in effect as of April 23, 2009, and to the extent not included within the foregoing clause of this definition, shall also include, with respect to any Person, any other Person whose shares of Common Stock would be deemed constructively owned by such first Person pursuant to Treasury Regulations § 1.382-4, owned by a single “entity” as defined in Treasury Regulations § 1.382-3(a)(1), or otherwise aggregated with shares owned by such first Person pursuant to the provisions of section 382 of the Code and the Treasury Regulations thereunder, provided, however, that (x) a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Corporation, (y) none of the Investor Securityholders shall be considered an Affiliate or Associate of any portfolio company in which the Investor Securityholders or any of their Permitted Transferees (as defined in the Securities Purchase Agreement) have made or shall make from time to time any debt or equity investment unless and to the extent such Investor Securityholder has entered into any agreement, arrangement or understanding with such portfolio company with respect to the acquisition, holding or voting of Corporation Securities and (z) none of the Investor Securityholders shall be considered an Affiliate or Associate of the Corporation or any direct or indirect subsidiary of the Corporation.

“Agent” has the meaning set forth in Section 12.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in section 1504(a)(4) of the Code), (iii) any Securities of the Corporation, (iv) any Stock and (v) warrants, rights, or options (including options within the meaning of Treasury Regulations § 1.382-4(d)(9)) to purchase or acquire any of the foregoing.

“Excess Securities” has the meaning given such term in Section 12.5.

“Expiration Date” means the beginning of the taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Section 12.11.

“Five-Percent Stockholder” means, as of any date, a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulations § 1.382-2T(g) as of the date of such determination.

“Investor Securities” has the meaning given to the term “Securities” in the Securities Purchase Agreement.

“Investor Securityholder” has the meaning given such term in the Securities Purchase Agreement.

“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of section 382 of the Code and any Treasury Regulations promulgated thereunder, or any successor provision.

“Person” means any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other legal entity, or group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations, and includes any successor (by merger or otherwise) of such individual or entity.

“Power-One” means Power-One, Inc., a Delaware corporation.

“Prohibited Distribution” has the meaning set forth in Section 12.6.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Twelfth.

“Public Group” has the meaning set forth in Treasury Regulations § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 12.5.

“Reorganization” means the transactions pursuant to which Power-One merged with the Corporation and the shares of common stock and preferred stock of Power-One were converted into shares of Common Stock and Preferred Stock, respectively, of the Corporation.

“Securities” and “Security” each has the meaning set forth in Section 12.8.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated April 23, 2009 among Power-One, Silver Lake Sumeru Fund, L.P. and Silver Lake Technology Investors Sumeru, L.P., as the same may be amended, supplemented, modified or amended and restated from time to time.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulations § 1.382-2(a)(3).

“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of section 382 of the Code and the Treasury Regulations promulgated thereunder.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition (including, but not limited to, by way of merger, testate or intestate proceedings, domestic relation proceedings or otherwise by operation of law) or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulations § 1.382-4(d)(9)). For the avoidance of doubt, a Transfer shall not include any of the following: (i) the creation or grant of an option by the Corporation, (ii) the issuance of Stock by the Corporation, (iii) the exercise or conversion, as the case may be, of any of the Investor Securities by any Investor Securityholder, or (iv) a reduction in the number of Corporation Securities, including, without limitation, in connection with or resulting from the exercise of any rights of redemption with respect to the Investor Securities by any holder thereof.

12.2  Restrictions on Transfers.  Any attempted Transfer of Corporation Securities (other than to the Corporation) prior to the Expiration Date, and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a Five-Percent Stockholder or (2) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder would be increased).

12.3  Exceptions.

(a) Notwithstanding anything to the contrary herein, if a Transfer otherwise would be prohibited by Section 12.2, such Transfer shall not be prohibited under Section 12.2:

(i) if each of the following conditions are met: (x) such Transfer does not increase the Percentage Stock Ownership of any Five-Percent Stockholder, other than a Public Group (including a new Public Group created under Treasury Regulations § 1.382-2T(j)(3)(i)), and (y) such Transfer does not result in any Person or group becoming a new Five-Percent Stockholder, other than a Public Group (including a new Public Group created under Treasury Regulations § 1.382-2T(j)(3)(i));

(ii) if the Transfer is to an Investor Securityholder, so long as the Investor Securityholders (together with all Affiliates and Associates of the Investor Securityholders) in the aggregate do not beneficially own in excess of the Standstill Limit (as defined in the Securities Purchase Agreement); or

(iii) if the Transfer results from the gift, sale, transfer, assignment, hypothecation, conveyance, pledge or other disposition of, either directly or indirectly, partnership interests, capital stock, membership interests, units or other securities of the Investor Securityholders (or any direct or indirect investor in an Investor Securityholder).

(b) The restrictions set forth in Section 12.2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Section 12.3(b), the Board of Directors (or a duly authorized committee thereof) may, in its discretion, require (at the expense of the transferor and/or the transferee) an opinion of counsel selected by the Board of Directors (or a duly authorized committee thereof) that the Transfer shall not result in the application of any limitation under section 382 of the Code and the Treasury Regulations thereunder on the use of the Tax Benefits. The Board of Directors (or a duly authorized committee thereof) may exercise the authority granted by this Article Twelfth through duly authorized officers or agents of the Corporation. Nothing in this Section 12.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

12.4  Legend.  Each certificate representing shares of Stock issued by the Corporation shall conspicuously bear the following legend:

“THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 5-PERCENT SHAREHOLDER UNDER SECTION 382 OF THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE 5-PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

In the event shares of Stock are uncertificated, the Corporation shall provide notification of such legend as may be required by the Delaware General Corporation Law.

12.5  Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, to the fullest extent permitted by applicable law, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 12.5 or Section 12.6 shall also be a Prohibited Transfer.

(b) To the fullest extent permitted by applicable law, the Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any dividend or distribution on any Corporation Securities that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests of such Person’s Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Twelfth, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by this Article Twelfth as a condition to registering any Transfer of Corporation Securities.

12.6  Transfer to Agent.  If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). Subject to compliance with this Article Twelfth, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, such Excess Securities in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities on behalf of the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 12.7 if the Agent rather than the Purported Transferee had resold the Excess Securities.

12.7  Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the attempted Transfer of such Excess Securities to the Purported Transferee, in the event the attempted Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such Excess Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 12.7. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 12.7 inure to the benefit of the Corporation.

12.8  Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer which does not involve a Transfer of securities of the Corporation within the meaning of the Delaware General Corporation Law (“Securities,” and individually, a “Security”) but which would cause a violation of a restriction on Transfer provided for in this Article Twelfth, the application of Section 12.6 and Section 12.7 shall be modified as described in this Section 12.8. In such case, no Person shall be required to dispose of any interest that is not a Security, but such Person whose ownership of Securities results in a violation of a restriction on Transfer provided for in this Article Twelfth and/or any Person whose ownership of Securities is attributed to such Person shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Person, following such disposition, not to be in violation of this Article Twelfth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 12.6 and 12.7, except that the maximum aggregate amount payable either to such Person or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Person or such other Person. The purpose of this Section 12.8 is to extend the restrictions in Sections 12.2 and 12.6 to situations in which there is a 5% Transaction without a direct Transfer of Securities, and this Section 12.8, along with the other provisions of this Article Twelfth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

12.9  Legal Proceedings.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 12.6 (whether or not made within the time specified in Section 12.6), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 12.9 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Twelfth being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 12.6 to constitute a waiver or loss of any right of the Corporation under this Article Twelfth.

12.10  Damages.  To the fullest extent permitted by applicable law, any stockholder subject to the provisions of this Article Twelfth who knowingly violates the provisions of this Article Twelfth and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

12.11  Board Authority.

(a) The Board of Directors of the Corporation shall have the power to determine all matters necessary for assessing compliance with this Article Twelfth, including, without limitation, (i) the identification of Five-Percent Stockholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 12.7, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Twelfth. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article Twelfth for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article Twelfth. The Board of Directors may delegate all or any portion of its duties and powers under this Article Twelfth to a committee of the Board of Directors as it deems necessary or advisable.

(b) Nothing contained in this Article Twelfth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, subject to the requirements of the Delaware General Corporation Law, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Twelfth, (iii) modify the definitions of any terms set forth in this Article Twelfth or (iv) modify the terms of this Article Twelfth as appropriate to prevent an ownership change for purposes of section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written conclusion of the Board of Directors shall be filed with the Secretary of the Corporation and shall be mailed by the Secretary to all stockholders of the Corporation within 10 days after the date of such conclusion.

12.12  Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Twelfth, and, to the fullest extent permitted by applicable law, the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar schedules), as of any date and (b) its actual knowledge of the ownership of Corporation Securities.

12.13  General Authorization.  The purpose of this Article Twelfth is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article Twelfth or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.

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IN WITNESS WHEREOF, this Certificate of Incorporation has been executed this 12th day of March, 2010.

By:	/s/ LOUIE HOPKINS
Name: Louie Hopkins
Incorporator